Exhibit 99.1

   99¢ ONLY STORES® REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2008 FINANCIAL RESULTS

Fourth quarter improvements are offset primarily by unexpected end of year shrink, resulting in a loss for the fourth quarter

Temporarily suspends expansion in Texas while evaluating the Texas market

Authorizes share repurchase of up to $30 million

CITY OF COMMERCE, California – June 11, 2008 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the fourth quarter and full-year fiscal 2008 ended March 29, 2008.  The Company is filing its Form 10-K for the year ended March 29, 2008 concurrently with this release.

Fourth Quarter Fiscal 2008 Financial Summary:

▪	Increased Q4 net sales by 4.5% to $290.5 million, with a 1.5% same-store sales increase

▪
Purchasing costs improved by 111 basis points compared to fourth quarter last year attributed primarily to variable pricing strategies and also the benefit of higher margin sales due to the Easter holiday sales shift

▪	Retail operating costs improved 8 basis points compared to fourth quarter last year despite increases in minimum wages on January 1, 2008

▪	Distribution and transportation costs improved 13 basis points compared to fourth quarter last year despite increases in fuel costs and the impact of minimum wage increases

▪	Reversal of previous shrink improvement trend led to shrink in Q4 that was $5.5 million higher than expected based on physical inventory counts and year-end inventory reconciliations

▪	The unexpected shrink contributed to a Q4 net loss of ($4.4) million or ($0.06) per diluted share, despite progress in other cost areas

Eric Schiffer, CEO of 99¢ Only Stores said, “Although our comp sales were positive in the fourth quarter and we made progress in several cost areas including improvements in productivity, these accomplishments were more than offset by higher than anticipated shrink in the second half of fiscal 2008 resulting in a fourth quarter shrink expense that was $5.5 million higher than we expected.  While we have reduced the increased scrap related shrink experienced last summer, we expected to have better results regarding theft related shrink. We have now identified and commenced special shrink reduction measures for certain high shrink areas.  Additionally, we continue to refine our use of a loss prevention exception reporting software system that we believe has begun to reduce theft at the retail cash registers.  In April, we implemented the capability to promptly track our inventory levels at each store monthly to identify suspicious buildups in inventory levels.  We are also temporarily increasing the number of store inventory counts.  This summer we will complete additional weekly reporting systems to establish tighter transaction controls.  We believe that these measures combined with heightened store operations focus and additional investigative loss prevention resources will materially reduce shrink in fiscal 2009.”

The net loss for the fourth quarter of fiscal 2008 was ($4.4) million, or ($0.06) per diluted share, compared to a net loss of ($1.0) million, or ($0.01) per diluted share, for the fourth quarter of fiscal 2007.

Net sales for fourth quarter fiscal 2008 were $290.5 million, a 4.5% increase compared to net sales of $277.9 million for the fourth quarter of fiscal 2007.  Retail sales for the fourth quarter were $280.8 million, up 5.1% compared to retail sales of $267.2 million last year.  The fourth quarter of fiscal 2008 contained 89 days of sales compared to 90 days in the prior year period due to our recent change in fiscal year to a weekly retail fiscal calendar.  Same-store sales for the fourth quarter increased 1.5% versus the 89 day period ending Saturday, March 31, 2007, marking the Company’s tenth consecutive quarter of same-store-sales growth.  The increase in same-store sales is attributable to an increase in transactions.

Gross profit for the fiscal 2008 fourth quarter was $108.1 million, compared to $109.6 million in the fourth quarter of the prior year. The Company's gross profit margin was 37.2% in the fiscal 2008 fourth quarter versus 39.4% in the fourth quarter of the prior year. Purchasing costs did improve by 111 basis points during the quarter, but this was more than offset by a significantly higher than anticipated shrink expense of $15.5 million for the quarter, or 5.4% of sales, compared to $4.7 million, or 1.7% of sales in the fourth quarter of fiscal 2007.  In fiscal 2007, after conducting our year end inventory physical counts and inventory reconciliation procedures, the Company had lower than expected shrink. Based on the physical inventory counts and information available through February and the shrink rate for the third quarter of 3.5%, the Company had anticipated a shrink rate of approximately 3.5% or $10 million in the fourth quarter, $5.5 million less than the year end result charged to the fourth quarter of fiscal 2008.  Selling, general and administrative expense as a percentage of net sales was 37.5% or $109.0 million for fourth quarter fiscal 2008 compared to 37.4% or $104.0 million in the fourth quarter of the prior year.  The Company made cost improvements in retail operations and distribution and transportation despite increased minimum wage rates and increased fuel costs.   These improvements were offset by a slight increase in corporate G&A and other expenses.

Mr. Schiffer continued, “Despite our disappointing shrink results, we are encouraged by the solid progress we made with our profit improvement plan in the fourth quarter of fiscal 2008.  As we began to implement this plan in the fourth quarter, many aspects of this initiative were very encouraging, including flexible pricing, which positively impacted our results by improving our margins on many products without significantly decreasing our sales.  We are finding that with our new variable pricing below 99¢, in addition to improving our purchase costs, we are able to increase our product assortment and improve our merchandise mix.  We expect to continue to capitalize on this opportunity in a material way in fiscal 2009.  In the fourth quarter, we were also able to meaningfully improve certain aspects of our operating expenses, as we offset inflationary cost pressures, decreasing our labor and distribution costs as a percentage of sales despite facing higher minimum wages and rising fuel costs.  This summer, we will complete the racking of our main distribution center which is incurring some costs to implement, but in the second half of the fiscal year will improve our productivity.  Our buyers are also controlling our inventory levels more effectively, having reduced our inventory level by approximately $14 million from fiscal year ended March 31, 2007, in spite of growing sales.  We continue to enjoy great relationships with our vendors and believe that we are well-positioned to continue to attract new customers seeking quality products at an amazing value.

“We believe that we are in the right place at the right time given today’s rising food prices and consumer’s focus on finding low cost options for quality meals, as well as our unique position in the grocery closeout arena. In fact, an independent cookbook entitled, The 99¢ Only Stores Cookbook, Gourmet Recipes at Discount Prices, was just published in April and has already been featured on television and in the press.”

For the full fiscal year ended March 29, 2008, net sales increased 8.6% to $1,199.4 million, from net sales of $1,104.7 million for fiscal 2007.  Retail sales for fiscal 2008 were $1,158.9 million versus $1,064.5 million in fiscal 2007.  Same-store sales increased 4.0% in fiscal 2008 versus the prior year.  The same-store sales increase was attributable to both a 3.0% increase in transaction counts as well as a 1.0% increase in average ticket price.  Net income was $2.9 million, or $0.04 per diluted share, for the fiscal 2008 full year, compared to net income of $9.8 million, or $0.14 per diluted share, in the fiscal 2007 full year.

For the full fiscal year ended March 29, 2008, operating cash flow was $45.2 million. As of March 29, 2008, total cash and investments were $131.7 million.

UPDATE ON PROFIT IMPROVEMENT PLAN:

The Company outlined a five-point profit improvement plan in its third quarter earnings release.  Below is an update regarding the progress made during the fourth quarter:

1.	Re-pricing and Re-merchandising

•	Variable pricing implemented extensively in all stores

•	Added items in most categories to the variable pricing program

•	Increased emphasis on high profile merchandising of higher margin items

2.	Store Labor Cost Reduction

•	Improved store labor costs in spite of minimum wage increases through tighter management of store overtime and overall store labor productivity improvements

•	Designed and tested use of less labor intensive displays, fixtures, and packaging to be implemented during fiscal 2009

3.	Distribution Center and Transportation Efficiencies:

•	Installation of new, more labor efficient racking system in main California DC on track for completion this summer

•
Reduced overall distribution and transportation costs as a percent of sales in spite of rising fuel costs through variable pricing, improved labor productivity, more effective scheduling, and reduced backhauls from stores

•	Increased inventory turns through better management of inventory levels at the distribution centers

4.	Controlled New Store Expansion Plan:

•	See Store Openings update below

5.	Increasing Profitability in New Markets:

•	See Texas market update below

OUTLOOK

The Company expects to experience higher shrink than had been previously anticipated and the first quarter of fiscal 2009 will be comparing against a first quarter of fiscal 2008 that included a sales and margin benefit from Easter and a one-time tax benefit of approximately $1.3 million.  However, the Company expects to achieve its previously summarized initiatives to increase annual Earnings Before Tax in the coming years against the baselines previously outlined in February 2008.  Variable pricing initiatives have led to valuable insights into the drivers of product profitability and have led to further tests of pricing and merchandising.  Additional improvements, restructuring costs, and investments may be identified and quantified as the current strategic planning process continues.

STORE OPENINGS

The Company opened 16 new stores and closed two Texas stores upon lease expiration during fiscal 2008, bringing its store count at the end of fiscal 2008 to 265 stores, from 251 at the end of fiscal 2007.   In fiscal 2009, the Company plans to open approximately 19 new stores with about 13 in California and the rest in Texas, Arizona and Nevada.  In April and May, the Company opened four stores and expects to open an additional five by the end of June and five more during the second quarter.

TEXAS MARKET UPDATE

As previously announced, the Company is conducting a broad-ranging strategic analysis of its Texas market.  Specifically, the Company is evaluating its ability to compete and grow with sufficient profitability in Texas.  Although this analysis is not complete, the Company has determined at this stage to close certain under-performing stores upon lease termination, continue to reduce the size of the existing larger stores to a more optimal size, temporarily suspend store openings except for two stores due to existing commitments, and to actively pursue alternatives to restructure its existing distribution facility and transportation strategy.  As the strategic analysis is completed, the Company may make additional material decisions of greater scope and impact and will provide updates at the appropriate time.

SHARE REPURCHASE PROGRAM

Based on the Company’s outlook, cash position, and stock price relative to potential value, the Company's Board of Directors has authorized a share repurchase program for the purchase of up to $30 million of the Company's common stock. Under the authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.  However, the timing and amount of such purchases, if any, will be at the discretion of management, and will depend on market conditions and other considerations which may change.  The Company will not initiate any share repurchases until after the release of earnings for the first quarter of fiscal 2009, expected to be released during the second week of August, 2008.

ANNUAL MEETING DATE

The Annual Meeting will be held on Tuesday, September 23, 2008 in City of Commerce, California.  Further details will be provided in the proxy statement for the meeting.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our fourth quarter and the other matters described in this release is scheduled for today, Wednesday, June 11, 2008 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (800) 762-8795 from the U.S.  International callers can dial (480) 248-5085.  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Fourth Quarter Fiscal 2008 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, June 25, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3889054.

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM FORM 10-K FOR THE YEAR ENDED MARCH 29, 2008
99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 29, 2008	March 31, 2007
ASSETS
Current Assets:
Cash	$9,462	$983
Short-term investments	80,393	117,013
Accounts receivable, net of allowance for doubtful accounts of $159 and $252 as of March 29, 2008 and March 31, 2007, respectively	2,144	2,687
Income taxes receivable	2,712	2,784
Deferred income taxes	29,221	28,343
Inventories, net	138,167	152,793
Assets held for sale	8,724	—
Other	7,217	8,931
Total current assets	278,040	313,534
Property and equipment, net	287,082	273,566
Long-term deferred income taxes	27,906	17,760
Long-term investments in marketable securities	41,852	23,873
Deposits and other assets	14,530	14,402
Total assets	$649,410	$643,135

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,048	$28,934
Payroll and payroll-related	10,181	9,361
Sales tax	5,527	4,519
Other accrued expenses	16,511	17,275
Workers’ compensation	42,814	43,487
Current portion of capital lease obligation	59	55
Construction loan, current	7,319	13
Total current liabilities	107,459	103,644
Deferred rent	10,663	8,320
Deferred compensation liability	4,213	4,014
Capital lease obligation, net of current portion	584	644
Construction loan, non-current	—	7,286
Total liabilities	122,919	123,908
Commitments and contingencies (Note 6 and 7)
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,060,491 shares at March 29, 2008 and 69,941,719 shares at March 31, 2007	228,673	223,414
Retained earnings	298,478	295,585
Other comprehensive (loss) income	(660)	228
Total shareholders’ equity	526,491	519,227
Total liabilities and shareholders’ equity	$649,410	$643,135

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Years Ended
	March 29, 2008	March 31, 2007	March 31, 2006
Net Sales:
99¢ Only Stores	$1,158,856	$1,064,518	$984,293
Bargain Wholesale	40,518	40,178	39,296
Total sales	1,199,374	1,104,696	1,023,589
Cost of sales (excluding depreciation and amortization expense shown separately below)	738,499	672,101	640,140
Gross profit	460,875	432,595	383,449
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $531, $0 and $800 for the years ended March 29, 2008, March 31, 2007 and March 31, 2006, respectively)	433,940	393,351	340,371
Depreciation and amortization	33,321	32,675	31,424
Total selling, general and administrative expenses	467,261	426,026	371,795
Operating income (loss)	(6,386)	6,569	11,654
Other (income) expense:
Interest income	(7,182)	(7,948)	(5,059)
Interest expense	953	1,181	122
Other	(445)	(665)	(147)
Total other (income), net	(6,674)	(7,432)	(5,084)
Income before provision for income taxes	288	14,001	16,738
Provision (benefit) for income taxes	(2,605)	4,239	5,316
Net income	$2,893	$9,762	$11,422

Earnings per common share:
Basic	$0.04	$0.14	$0.16
Diluted	$0.04	$0.14	$0.16

Weighted average number of common shares outstanding:
Basic	70,044	69,862	69,553
Diluted	70,117	70,017	69,737

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share data)

	Years Ended
	March 29, 2008	March 31, 2007	March 31, 2006

Cash flows from operating activities:
Net income	$2,893	$9,762	$11,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,321	32,675	31,424
Loss on disposal and impairment of fixed assets	655	171	999
Excess tax benefit from share-based payment arrangements	(130)	(645)	—
Deferred income taxes	(11,024)	(5,934)	(5,589)
Stock-based compensation expense	4,184	5,224	173
Tax benefit from exercise of non qualified employee stock options	263	1,032	57
Changes in assets and liabilities associated with operating activities:
Sales of short-term investments, net	—	—	36,040
Accounts receivable	543	506	1,558
Inventories	13,750	(11,887)	(7,232)
Deposits and other assets	3,031	(3,533)	2,639
Accounts payable	(5,676)	(9,398)	16,415
Accrued expenses	1,644	4,672	1,006
Accrued workers’ compensation	(673)	(738)	5,867
Income taxes	72	6,013	(11,540)
Deferred rent	2,343	586	(731)
Net cash provided by operating activities	45,196	28,506	82,508

Cash flows from investing activities:
Purchases of property and equipment	(54,388)	(47,007)	(47,600)
Purchase of investments	(151,377)	(125,991)	(134,984)
Sale and maturity of available for sale securities	168,142	137,366	96,944
Net cash used in investing activities	(37,623)	(35,632)	(85,640)

Cash flows from financing activities:
Payments of capital lease obligation	(56)	(75)	(289)
Proceeds from exercise of stock options	812	1,456	89
Proceeds from the consolidation of construction loan	20	1,125	6,174
Excess tax benefit from share-based payment arrangements	130	645	—
Net cash provided by financing activities	906	3,151	5,974
Net increase (decrease) in cash	8,479	(3,975)	2,842
Cash - beginning of period	983	4,958	2,116
Cash - end of period	$9,462	$983	$4,958

99¢ ONLY STORES
Fourth Quarter Fiscal 2008 and 2007
Management Analysis
(Unaudited, Amounts in millions)

	Q4 F2008		Q4 F2007		Change in
					Percentage of
	$MMs	%	$MMs	%	Sales
Revenues					Better (Worse)

Retail	$280.8		$267.2
Bargain Wholesale	$9.8		$10.8

Total	$290.5	100.00%	$277.9	100.00%

Cost of Goods Sold

Purchase Cost	$166.9	57.46%	$162.8	58.56%	1.11%
Shrink (including scrap)	$15.5	5.35%	$4.7	1.70%	-3.65%
Other	$(0.1)	-0.03%	$0.8	0.30%	0.33%

Total Cost of Goods Sold	$182.4	62.78%	$168.3	60.56%	-2.22%

Gross Margin	$108.1	37.22%	$109.6	39.44%	-2.22%

Selling, General and Administrative Expenses

Retail Operating	$76.0	26.17%	$72.9	26.24%	0.08%
Distribution and Transportation	$17.3	5.96%	$16.9	6.08%	0.13%
Corporate G&A	$13.8	4.76%	$13.0	4.69%	-0.07%
Other	$1.8	0.62%	$1.1	0.39%	-0.23%

Operating Expenses	$109.0	37.51%	$104.0	37.41%	-0.10%
Depreciation & Amortization	$8.6	2.95%	$8.1	2.90%	-0.05%

Total Operating Expenses	$117.5	40.46%	$112.0	40.31%	-0.15%

Operating Income	$(9.4)	-3.23%	$(2.4)	-0.87%	-2.37%

Other (Income) Expense	$(1.3)	-0.45%	$(1.8)	-0.64%	-0.19%

Provision (benefit) for Income Taxes	$(3.7)		$0.4		0.00%

Net Income	$(4.4)	-1.52%	$(1.0)	-0.38%	-1.15%

EPS
Basic	$(0.063)		$(0.015)
Diluted	$(0.063)		$(0.015)

Shares Outstanding
Basic	70,060		69,933
Diluted	70,060		69,933

99¢ ONLY STORES
Full Year Fiscal 2008 and 2007
Management Analysis
(Unaudited, Amounts in millions)

	F2008		F2007		Change in
					Percentage of
	$MMs	%	$MMs	%	Sales
Revenues					Better (Worse)

Retail	$1,158.9		$1,064.5
Bargain Wholesale	$40.5		$40.2

Total	$1,199.4	100.00%	$1,104.7	100.00%

Cost of Goods Sold

Purchase Cost	$691.8	57.68%	$645.2	58.41%	0.73%
Shrink (including scrap)	$44.4	3.70%	$29.3	2.65%	-1.05%
Other	$2.3	0.19%	$(2.4)	-0.22%	-0.41%

Total Cost of Goods Sold	$738.5	61.57%	$672.1	60.84%	-0.73%

Gross Margin	$460.9	38.43%	$432.6	39.16%	-0.73%

Selling, General and Administrative Expenses

Retail Operating	$304.5	25.39%	$278.5	25.21%	-0.18%
Dsitribution and Transportation	$71.6	5.97%	$61.7	5.58%	-0.39%
Corporate G&A	$51.5	4.29%	$47.8	4.33%	0.03%
Other	$6.3	0.53%	$5.4	0.49%	-0.04%

Operating Expenses	$433.9	36.18%	$393.4	35.61%	-0.57%
Depreciation & Amortization	$33.3	2.78%	$32.7	2.96%	0.18%

Total Operating Expenses	$467.3	38.96%	$426.0	38.56%	-0.39%

Operating Income	$(6.4)	-0.53%	$6.6	0.59%	-1.13%

Other (Income) Expense	$(6.7)	-0.56%	$(7.4)	-0.67%	-0.12%

Provision (benefit) for Income Taxes	$(2.6)		$4.2		0.00%

Net Income	$2.9	0.24%	$9.8	0.89%	-0.65%

EPS
Basic	$0.041		$0.140
Diluted	$0.041		$0.140

Shares Outstanding
Basic	70,044		69,862
Diluted	70,117		70,017

*           *           *           *           *

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 269 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next five stores are scheduled to open later this month. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of our initiatives to address shrink, and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.